Exhibit 99.2

Healthcare Trust, Inc. (NASDAQ:HTIA) Q2 2020 Earnings Webcast

Opening – Louisa Quarto

Welcome to the Second Quarter 2020 Healthcare Trust, Inc., or HTI, webcast. All participants will be in listen-only mode.

Please note, this event is being recorded. Also note that certain statements and assumptions in this webcast presentation which are not historical facts will be forward-looking and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to certain assumptions and risk factors which could cause the Company’s actual results to differ materially from these forward-looking statements. We refer all of you to our SEC filings including the Form 10-K filed for the year ended December 31, 2019 filed on March 24, 2020 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

During today's call, we will discuss non-GAAP financial measures of HTI. These measures should not be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The Company has provided a reconciliation of these measures to the most directly comparable GAAP measure as part of the second quarter 2020 investor presentation for HTI and part of the Quarterly Report on Form 10-Q for HTI for the quarter ended June 30, 2020 (both available on HTI’s website at www.healthcaretrustinc.com).

You may submit questions during today’s webcast by typing them in the box in the lower right of the screen and a member of our investor relations group will follow-up to answer questions directly after the presentation. Also, please note that later today a copy of the presentation and replay of this webcast will be available on the company’s website at www.healthcaretrustinc.com.

I would now like to turn the call over to Michael Weil, Chief Executive Officer. Please go ahead Mike.

Opening Script

HTI Webinar Script

Slide 2: Strategic Update – (Mike Weil)

Thanks, Louisa. Healthcare Trust Incorporated, a $2.6 billion healthcare real estate portfolio is primarily focused on two strong and healthy segments – Medical Office Buildings (known as “MOB”) and Seniors Housing Operating Properties (“SHOP” properties). These two segments represent over 92% of HTI’s net operating income with the balance coming from triple net leased healthcare facilities. Over the long-term, we believe the MOB portfolio will generate stable cash flows with contractual rent increases and we are confident in the long-term sustained demand for seniors housing that underpins the SHOP portfolio. Additionally, we continue to explore opportunities to transition underperforming triple net senior housing assets to the SHOP structure, gaining more control over operations which we believe will allow us to improve operating performance of these assets.

HTI’s high-quality portfolio of healthcare properties is comprised of 51% MOB, 41% SHOP and 8% triple net properties. Year over year, occupancy in the MOB and NNN segments of our portfolio has increased by 140 basis points to 92.9%, and in the second quarter we collected over 98% of the cash rent payable from these tenants. We continue to focus on growing our portfolio through a diligent acquisition program which includes $104 million closed year-to-date. HTI also features a conservative balance sheet with modest net leverage of 41.5% and a weighted-average interest rate of only 3.8% across the portfolio. Leading HTI’s portfolio is a dedicated management team with a proven track record of enhancing asset value, significant history operating MOB and SHOP properties and valuable public REIT experience.

Slide 3: Second Quarter Cash Rent Collection

We proactively worked with our tenants to facilitate an open dialog in order to understand their challenges and develop mutually agreeable solutions which contributed to our ability to collect 98% of second quarter Cash Rent including 99% of cash rent with respect to the MOB segment and 92% of the cash rent in our Triple Net segment. Of the remaining uncollected rent, Approved Agreements represent 2% of Cash Rent. Less than 1% remains outstanding.

Rents from the SHOP portfolio are excluded from this slide because the leases at these properties are, by design, essentially month-to-month.

Slide 4: Portfolio Snapshot

As of June 30, 2020, HTI owned 200 properties, totaling approximately 9.7 million rentable square feet in 31 states. The portfolio consisted of 116 medical office buildings, 65 seniors housing operating properties (including two land parcels), 18 total NNN properties consisting of seniors housing properties, post-acute and skilled nursing facilities, and hospitals, and one recently completed development property in Jupiter, Florida.

At quarter end, our medical office building portfolio was 92% occupied, up from 91% last quarter, with a weighted average remaining lease term of 4.9 years. The seniors housing operating properties were 79.5% occupied, which is a slight decrease of 4.7% from the prior quarter directly related to the impact of COVID-19. This is in line with peers and relates to a decline in the number of new move-ins to our properties. The seniors housing triple-net leased and post-acute/skilled nursing properties were 100% occupied with a weighted average remaining lease term of 10.5 years and 7.3 years respectively. We also own six hospitals which were 90.7% leased and had a weighted average remaining lease term of 6.7 years as of quarter end.

Collectively, HTI’s MOB and NNN portfolio is nearly 93% leased to top U.S. Healthcare brands.

Slide 5: Dynamic Portfolio Fundamentals

We continue to be pleased with HTI’s portfolio mix, which features a significant focus on MOB and SHOP. As we grow the portfolio, we plan to continue emphasizing these property types within our acquisition and asset management strategy.

We have elected to focus on Medical Office Buildings due to growing demand from tenants as the ever-evolving healthcare system in the US encourages medical professionals to consolidate practices and locate near hospital campuses. Revenues from MOBs, as compared to skilled nursing facilities, are subject to far less government reimbursements. This allows us to underwrite MOB acquisitions with less concern that policy changes will unexpectedly impact rent payments. We believe that our increasing occupancy rates and revenues year-over-year are evidence of this in practice.

We also continue to believe in the long-term benefits of our senior housing operating portfolio based on favorable demographics and confidence in our dedicated SHOP team to manage the assets we own in an accretive way. As members of the Baby Boomer generation begin to approach their 80’s we believe that demand for high-quality, well-run and strategically located senior housing facilities will continue to increase.

We’ve worked diligently to construct a portfolio that is well diversified by geography and segment. Our complete US portfolio is dispersed across 31 states with only two states representing more than 10% of NOI. As we mentioned before, 92% of NOI comes from the MOB and SHOP segments, with an 8% contribution from our triple-net leased healthcare facilities segment.

Slide 6: Strategic Partners

One of the most important aspects of a well-run portfolio of healthcare related real estate is the quality of the tenants who occupy, and operators who run, our properties. Procuring well respected brands and developing strong partnerships with them is a core focus of our asset management strategy in order to deliver superior long-term benefits for not only HTI, but for the residents and practitioners who live and work at our properties.

One such operator is Fresenius, a premier healthcare company focused on providing the highest quality care to people with renal and other chronic conditions. Through its industry-leading network of over 4,000 dialysis facilities and outpatient cardiac and vascular labs, Fresenius provides coordinated healthcare services at pivotal care points for hundreds of thousands of chronically ill customers throughout the continent. As the world’s largest fully integrated renal company, it offers specialty pharmacy and laboratory services, and manufactures and distributes the most comprehensive line of dialysis equipment, disposable products, and renal pharmaceuticals. Fresenius is an investment-grade company with a strong balance sheet and a market cap of over $25 billion.

As we have seen since the onset of the COVID-19 pandemic, the good relationships we have developed with our tenants over time have become more valuable than ever as we work together to find solutions to unprecedented challenges across the country.

As we grow our portfolio, we continue to look for high-quality tenants within HTI’s MOB portfolio and to further develop a roster of strong SHOP operators who we trust to provide the best care for residents at our facilities.

Slide 7: Diligent Acquisitions

Year to date, we have acquired eight properties for a contract purchase price of $104 million. We acquired four MOB properties for $26 million at a weighted average cap rate of 6.9% with a weighted average remaining lease term of 9.3 years and four SHOP properties for $78 million.

We believe we have a strong cash position and will diligently seek acquisitions that are attractively priced due to the ongoing dislocation in the market.

I would now like to turn the call over to Katie Kurtz, HTI’s Chief Financial Officer.

Slide 8: Conservative Leverage Profile– (Katie Kurtz)

Thank you, Mike.

This slide provides a snapshot of HTI’s capital structure at the end of the second quarter. Net leverage remained modest at 41.5% at June 30, 2020 with net debt of approximately $1.3 billion at a weighted average interest rate of 3.8%.

As of June 30, 2020, the Company had a total of $910 million of secured debt comprised of $551 million in mortgage notes payable and $359 million of Fannie Mae Master Revolving Credit Facilities. At the end of the second quarter, our unsecured corporate-level credit facility had an outstanding balance of $346 million, inclusive of the term loan component of $150 million. We continue to seek to improve the Company’s capital structure by extending our debt maturity profile, locking in long-term attractive financing rates and diversifying our debt mix.

On August 10, 2020, we entered into an amendment to our credit facility with KeyBank National Association and our other banking partners in the credit facility. The amendment, which was negotiated with KeyBank and the other lenders in our credit facility, was an effort to continue addressing the potential impacts of the COVID-19 pandemic. The amendment revises specific provisions in the credit facility, including the payment of distributions. In connection with the amendment, future distributions will be paid on a quarterly basis in arrears in shares of HTI’s common stock, valued at HTI’s estimated per share net asset value in effect on the applicable date, based on a single record date to be declared each quarter. The number of shares paid in connection with any stock dividend will be based on HTI’s prior cash distribution rate of $0.85 per share per year. We expect that the board will declare a stock distribution for the third quarter in October that will be payable to all stockholders of record as of the record date.

While we continue to be confident in the performance of the portfolio, we believe this action increases liquidity and preserves financial flexibility in light of the uncertainty resulting from temporary disruptions caused by the COVID-19 pandemic.

Slide 9: Enhanced Performance

HTI remains committed to increasing earnings through active portfolio management, accretive acquisitions and a continued focus on our capital structure. Year over year, occupancy in our MOB and NNN portfolio has increased to 92.9% from 91.5%, an increase of 1.4%. Comparing the six months ended June 30, 2020 to the same period in 2019, Revenues from Tenants increased to $194.9 million from $185.0 million. While HTI drove revenue growth, the Company was also able to lower the weighted average interest rate for total borrowings from 4.7% to 3.8% year-over-year.

I would now like to turn the call back to Mike for some color on the HTI team and some closing remarks.

Slide 10: Company Highlights – (Mike Weil)

Thanks Katie. Supporting HTI’s high-quality portfolio is a diligent acquisition program that has already closed over $100 million of acquisitions in 2020, a conservative balance sheet with modest Net Leverage and asset management’s focus on driving strong operational performance.

Our management team is the key to achieving outperformance based on its significant experience with public REITs and the healthcare industry.

Slide 11: Experienced Leadership Team

We believe we have the right team in place to execute our strategy to drive long-term value for HTI shareholders.

On the MOB real estate side, David Ruggiero and his team bring over 20 years of experience to HTI’s advisor, evaluating and negotiating hundreds of potential transactions per year while adhering to our strict investment guidelines and underwriting standards. Trent Taylor is our portfolio asset manager and he ensures that our existing properties are leased, performing as expected and that our tenants’ needs are being met by local property managers.

Our team’s collective experience and excellent working relationships with our tenants contributed to our ability to collect 98% of the cash rent in the combined MOB and NNN portfolios during the second quarter, despite the operational and logistical challenges that COVID presented.

Slide 12: Dedicated SHOP Team

Supplementing HTI’s leadership team, John Rimbach and his team are dedicated to managing our SHOP Portfolio.

In 2018 HTI made a significant commitment to the SHOP segment of our portfolio and brought John and other key operating personnel from WESTLiving to HTI’s advisor to manage our SHOP properties. John’s team has extensive experience in the Seniors Housing space and has already made significant improvements to this segment of our portfolio, both operationally and through advising on potential real estate acquisitions and dispositions.

Slide 13: Strong Corporate Governance

HTI has an engaged board of directors, led by non-executive chair Leslie Michelson. Also serving on HTI’s board are Lee Elman, former Governor of Pennsylvania Ed Rendell, Elizabeth Tuppeny and B.J. Penn. The board is comprised of a majority of Independent directors, including an audit committee made up of only independent directors. In addition to their distinguished careers, several of our board members currently or formerly have served on the boards of publicly traded REITs.

Closing Statements – (Mike Weil)

We believe that aging and medical trends in the United States make real estate leased to healthcare businesses and providers a compelling long-term investment strategy. HTI has the portfolio and the intellectual capital in place to perform well in the current and future US Healthcare landscape. When the country emerges from the current COVID-19 crisis we will continue to work with our tenants to respond to any resulting changes. We remain focused on the Medical Office and Seniors Housing segments of the Healthcare space because we believe these types of properties provide the best long-term risk-adjusted returns for the Company. Thank you for joining us today. I’ll turn it back to the operator.

Operator Closes the Call

The conference has now concluded. If you have submitted questions during today’s webcast, a member of our investor relations group will follow-up to answer your questions. Also, please note that a copy of the presentation and replay of this webcast will be available on the company’s website at www.healthcaretrustinc.com.

Thank you for attending today’s presentation. You may now disconnect.